NIVS Announces 2010 First Quarter Results and Guidance for Year 2010
-- Net income increased 121% to $5.3 million
-- Diluted EPS increased to $0.13 from $0.06
-- Company offers guidance for balance of 2010

HUIZHOU, China, May 10, 2010 - NIVS IntelliMedia Technology Group, Inc. ("NIVS" or the "Company") (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products and mobile phones, announced today that net sales for the three months ended March 31, 2010, were $74.1 million compared to $29.3 million in the comparable prior year period, an increase of 153%. The increase in sales during the first quarter of 2010 compared to the first quarter of 2009 was attributed primarily to the launch of the Company's mobile phone business and increased sales of the Company's intelligent audio and video products, which the Company believes was the result of its market expansion efforts.

Income from operations during the first quarter 2010 was $6.8 million, an increase of $3.5 million from $3.3 million in the comparable prior year period. The increase in income from operations was attributable to the increase in revenue from mobile phone and intelligent audio and video products.

For the quarter ended March 31, 2010, the Company reported net income of $5.3 million, or $0.13 per diluted share compared to $2.4 million, or $0.06 per diluted share, in the comparable period of 2009, an increase of $2.9 million.

Mr. Tianfu Li, NIVS' Chairman and CEO, said, "We are pleased to report our first quarter results as well as a robust outlook for the full-year 2010. We anticipate our traditional audio/visual products division to increase 20-30% over 2009 and our mobile phone product to contribute $60 - 90 million of revenue for 2010. Our objective is to sustain strong growth across all our operating segments, expand market share within our core markets and take advantage of opportunities in new markets."

Liquidity and Capital Resources

The Company had an unrestricted cash balance of approximately $7.9 million as of March 31, 2010, as compared to $5.9 million as of December 31, 2009. In addition, the Company also had approximately $3.1 million in restricted cash as of March 31, 2010, as compared to $4.8 million as of December 31, 2009. The Company received $21.9 million of net proceeds from its secondary offering which went effective April 19, 2010.

The Company had bank loans of approximately $54.5 million and $51.7 million as of March 31, 2010 and December 31, 2009, respectively.

Net cash provided by operating activities was $8.6 million for the three months ended March 31, 2010, compared to net cash provided by operating activities of $4.3 million for the first quarter of 2009. Accounts receivable decreased to $30.7 million from $33.2 million at the end of the first quarter of 2009, while DSO improved to 38 days versus 58 days in the prior quarter.

Business Outlook

The Company's financial position improved strongly in first quarter of 2010 as the Company's newly acquired mobile phone manufacturing operations began to contribute revenue. The Company believes that these and other fundamentals that have been established will contribute to the Company's continued rapid growth in 2010.

For the remainder of 2010, the Company intends to continue its strong marketing and new product launch momentum, and remain focused on executing the goal of becoming China's preeminent integrated consumer electronics company. The Company intends to further enhance its income statement by focusing on cutting operating costs and streamlining operating efficiencies. In addition, the Company will continue to focus on R&D and add to its product portfolio, such as 3G mobile handsets, for example. As demonstrated by the robust year-over-year revenue growth of its intelligent audio and visual products in the first quarter of 2010, the Company believes that the integration of its solid technology, design, manufacturing, distribution, product and marketing continues to be well-received by its customers and end users.

The Company intends to sustain its strong growth across all operating segments and remains confident about the growth of the mobile phone and consumer electronics industry. Management further believes that the Company's integrated strengths should allow it to expand market share within its core market and help to capture opportunities in new markets, enabling sustained strong financial results and greater share value.

Guidance for 2010 business operations

The Company expects 20-30% growth in fiscal 2010 for its traditional audio and visual products compared with fiscal 2009, with gross and net profit margin maintained at approximately 22-25% and 10-12%, respectively. The mobile phone business is a new product line for the Company and is expected to contribute $60-90 million of revenue in 2010 and with gross and net profit margins ranging from approximately 10-18% and 5-9%, respectively. The Company hopes to further enhance its margins by incorporating increased product functionality and enhanced product design into its recently acquired mobile phone manufacturing operations.

Overall, the Company anticipates that it will generate $280-330 million of revenue, with gross and net margins estimated to range between 19-21% and 7-10%, respectively, in 2010.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products and mobile phone products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's ability to remediate the significant deficiencies and/or material weaknesses in its internal controls; the Company's ability to effectively integrate the operations and management of acquisition targets, including Dongri; the Company's ability to timely deliver products; the Company's ability to timely develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; and changes in the laws of the PRC that affect the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume an obligation to update these forward-looking statements.

Investor Conference Call

The Company's 2010 first quarter earnings conference call will take place on Tuesday, May 11, 2010, at 11:00 a.m. Eastern Time and will also be webcast over the internet.

To participate, callers should dial 877-941-2329, callers dialing from China or Hong Kong should dial U.S. 1 -480-629-9721. Participants should ask for the "NIVS IntelliMedia Conference Call."

A simultaneous webcast will also be available via http://w.on24.com/r.htm?e=210464&s=1&k=A504489552144075983F9D9E3185DA31 ..

In addition, a replay of the conference call will be archived and available until June 11, 2010 at the following numbers: Domestic callers: 800-406-7325 or 303-590-3030, access code: 4295859. Callers from China or Hong Kong: U.S. +1-303-590-3030, access code 4295859.

For more information, please contact:

Company Contact:
Jason Wong
Vice President Investor Relations
Tel:   +86-138-2991-6919
Email: jason@nivsgroup.com

Investor Contact:
United States & Canada
BPC Financial Marketing
John Baldissera
Tel: +1-800-368-1217

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$7,932,105	$5,916,224
Trade receivables, net	30,669,043	33,228,955
Inventories, net	20,777,015	9,626,048
Prepaid expenses, deposit and other receivables	8,250	8,641,448
VAT refundable	627,721	869,202
Deferred tax assets	459,520	--
Restricted cash	3,120,309	4,840,137
Total current assets	63,593,963	63,122,014
Property, equipment and construction in progress, net	66,923,901	58,409,374
Advances to suppliers	16,148,531	16,649,904
Intangible assets, net	15,370,183	2,295,244
Total Assets	$162,036,578	$140,476,536

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$16,946,415	$3,932,115
Accrued liabilities and other payable	1,434,662	1,485,577
Wages payable	928,219	801,972
Corporate tax payable	1,014,520	1,372,117
Various taxes payable	48,164	494,678
Customer deposits	1,067,379	--
Short-term loans	47,645,340	43,987,358
Bank notes payable	6,811,705	7,712,609
Total current liabilities	75,896,404	59,786,426

Shareholders' Equity
NIVS IntelliMedia Technology Group, Inc.'s shareholders' equity
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	--	--

Common stock, $0.0001 par value, 100,000,000 shares authorized, 40,675,347 and 40,675,347 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	4,068	4,068

Additional paid-in capital	21,717,239	21,717,239
Accumulated other comprehensive income	3,987,102	3,979,941
Statutory reserve fund	5,722,107	5,722,107
Retained earnings (unrestricted)	52,799,335	47,497,211
Total NIVS IntelliMedia Technology Group, Inc. Shareholders' Equity	84,229,851	78,920,566
Noncontrolling interest	1,910,323	1,769,544
Total Shareholders' Equity	86,140,174	80,690,110
Total Liabilities and Shareholders' Equity	$162,036,578	$140,476,536

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In US Dollars)

	March 31,	March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Revenues	$74,107,672	$29,256,728
Other Revenues	61,221	91,072
Cost of Goods Sold	(60,947,713)	(23,096,780)
Gross Profit	13,221,180	6,251,020

Selling Expenses	1,601,741	1,141,223

General and administrative
Amortization	811,220	17,445
Depreciation	86,861	81,270
Other general and administrative	1,219,639	1,142,915
Total general and administrative	2,117,720	1,241,630
Research and development	2,663,234	572,535
Total operating expenses	6,382,695	2,955,388
Income from operations	6,838,485	3,295,632

Other income (expenses)
Interest expense	(392,944)	(562,063)
Sundry income, net	118,663	9,981
Total other income (expenses)	(274,281)	(552,082)

Income before noncontrolling interest and income taxes	6,564,204	2,743,550
Income taxes	(1,126,345)	(313,955)
Net income	5,437,859	2,429,595

Net income attributable to the noncontrolling interest	(135,735)	(61,128)

Net income attributable NIVS IntelliMedia Technology Group, Inc.	5,302,124	2,368,467

Earnings per share - net income attributable to NIVS's common shareholders - Basic and Diluted	$0.13	$0.06

Weighted-average shares outstanding,
Basic and Diluted	40,675,347	37,391,115

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(In US Dollars)

	For The Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Net income	$5,437,859	$2,429,595

Other comprehensive income, net of tax:
Unrealized gain (loss) on foreign currency translation, net of tax	12,205	(99,507)
Comprehensive income	5,450,064	2,330,088

Comprehensive income attributable to the noncontrolling interest	(140,779)	(2,551)

Comprehensive income attributable to NIVS's common shareholders	$5,309,285	$2,327,537

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	For The Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)

Cash Flows From Operating Activities

Net income	$5,437,859	$2,429,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,632,168	1,420,781
Amortization expense	811,220	17,445
Changes in operating assets and liabilities:
Accounts receivable	5,237,112	1,756,464
Advances to suppliers	640,165	3,328,933
Prepaid expenses and deposits	--	(274,772)
Inventories, net	(8,310,970)	(5,477,028)
VAT refundable	241,619	939,552
Deferred tax assets	(296,359)	--
Accounts payable, accrued liabilities and customer deposits	4,042,034	(1,230,289)
Various taxes payable	(447,158)	1,398,917
Wages payable	(17,395)	(351,015)
Corporate tax payable	(357,814)	310,587
Net cash provided by operating activities	8,612,481	4,269,170

Cash Flows From Investing Activities Restricted cash	1,720,595	(1,049,975)
Cash paid for Dongri Acquisition	(4,969,525)	--
Purchases of property, plant and equipment	(5,389,958)	(2,919,384)
Payments made for construction in progress	(642,803)	--
Purchases of intangible assets	(33,207)	(8,937)
Short-term investment, marketable securities	--	(11,021)
Net cash used in investing activities	(9,314,898)	(3,989,317)

Cash Flows From Financing Activities
Net borrowing from bank loans payable	3,603,923	(888,858)
Net borrowing (repayment) in bank notes payable	(902,126)	1,317,496
Net proceeds of share issuances	--	1,008,436
Net cash provided by financing activities	2,701,797	1,437,074
Effect of exchange rate changes on cash	16,501	2,784
Net increase in cash and cash equivalents	2,015,881	1,719,711

Cash and cash equivalents, beginning of period	5,916,224	461,504
Cash and cash equivalents, end of period	$7,932,105	$2,181,215

Supplemental disclosure information:
Interest expense paid	$390,771	$562,063
Income taxes paid	$1,480,228	$313,955

Non-cash investing and financing activities:
Conversion of Li debt to common stock	$--	$(7,841,726)
Issuance of shares for cashless warrants exercise	$--	$